Exhibit 10.1

AMENDED AND RESTATED

MANAGEMENT AND ADVISORY AGREEMENT

dated August 5, 2019

between

NEW MEDIA INVESTMENT GROUP INC.

and

FIG LLC

i

AMENDED AND RESTATED MANAGEMENT AND ADVISORY AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AND ADVISORY AGREEMENT, is made on August 5, 2019 (the “Agreement”), and shall be effective from and after the Effective Time (as defined below), by and among NEW MEDIA INVESTMENT GROUP INC., a Delaware corporation (the “Company”), and FIG LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”). This Agreement amends and restates, in its entirety, the Amended and Restated Management and Advisory Agreement, dated as of March 6, 2015 (the “Original A&R Management Agreement”), by and among the Company and the Manager.

W I T N E S S E T H:

WHEREAS, the Company is externally managed by the Manager pursuant to that certain Original A&R Management Agreement;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) established a special transaction committee thereof consisting only of independent and disinterested directors (the “Transaction Committee”) to, among other things, consider, review, evaluate and negotiate a potential merger (the “Merger”) of a newly formed Subsidiary of the Company with Gannett Co., Inc., a Delaware corporation (“Gannett”) ;

WHEREAS, in connection with the Merger, and as an inducement to the willingness of Gannett to consummate the Merger, Gannett has sought to amend the Original A&R Management Agreement in order to, among other things, internalize the Company’s management function;

WHEREAS, the Transaction Committee has unanimously determined that it is in the best interests of the Company and its stockholders, and declared it advisable, that the Company consummate the Merger in accordance with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Gannett and the other parties named therein (the “Merger Agreement”) and to internalize the Company’s management function in accordance with the terms of this Agreement;

WHEREAS, the Transaction Committee has adopted resolutions recommending that the Board of Directors approve and declare the advisability of the Merger Agreement and the consummation of the transactions contemplated thereby, including the entry into this Agreement, and that the stockholders of the Company approve the transactions contemplated by the Merger Agreement; and

WHEREAS, the Board of Directors, upon the unanimous recommendation of the Transaction Committee, has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, that the Company enter into the Merger Agreement and consummate the transactions contemplated thereby, including the entry into this Agreement, (ii) adopted resolutions approving and declaring the advisability of the Merger Agreement and the consummation of the transactions contemplated thereby, including the entry into this Agreement, (iii) adopted resolutions recommending that the stockholders of the Company approve the transactions contemplated by the Merger Agreement, and (iv) directed that the transactions contemplated by the Merger Agreement be submitted to the stockholders of the Company for approval.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL AGREEMENTS HEREIN SET FORTH, THE PARTIES HERETO AGREE AS FOLLOWS:

SECTION 1. DEFINITIONS.

The following terms have the meanings assigned them:

(a)          “Acceleration Event” means immediately prior to the consummation of a change of control or other similar transaction or event (including a sale of all or substantially all of the assets) involving the Company, or any voluntary or involuntary filing for bankruptcy, insolvency, receivership or any similar proceeding by the Company. The transactions contemplated by the Merger Agreement will not give rise to an Acceleration Event.

(b)         “Adjusted Net Income” means net income (computed in accordance with GAAP) plus depreciation and amortization, and after adjustments for (i) unconsolidated partnerships, joint ventures and permanent cash tax savings and (ii) Other Non-Routine Items. Adjusted Net Income will be computed on an unconsolidated basis. The computation of Adjusted Net Income may be adjusted at the direction of the Independent Directors upon reasonable request by the Manager based on changes in, or certain applications of, GAAP.

(c)          “Agreement” has the meaning set forth in the recitals hereto.

(d)         “Board of Directors” has the meaning set forth in the recitals hereto.

(e)          “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

(f)          “Code” means the Internal Revenue Code of 1986, as amended.

(g)         “Common Share” means a share of capital stock of the Company now or hereafter authorized as common voting stock of the Company.

(h)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)          “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, or, in each case, comparable governing documents.

(j)          “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager.

(k)         “Investment Company Act” means the Investment Company Act of 1940, as amended.

(l)          “Investments” means the investments of the Company.

(m)        “Listing” means February 14, 2014, representing the commencement date of regular-way trading of Common Shares on a major U.S. national securities exchange.

(n)          “Other Non-Routine Items” means (i) (A) write-offs of unamortized deferred financing fees, or additional costs, make-whole payments, penalties or premiums incurred as the result of early repayment of debt, (B) changes in the fair value of contingent consideration and financial instruments, (C) preferred stock redemption charges, (D) gains or losses related to litigation, claims, and other contingencies, (E) losses on early extinguishment of debt, (F) charges or income related to changes in income tax valuation allowances, tax litigation or settlements, (G) impairments or reversals of impairments, and (H) integration expenses related to acquisitions, and (ii) other adjustments approved by the Independent Directors upon reasonable request by the Manager from time to time.

(o)          “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

(p)          “Subsidiary” means any subsidiary of the Company and any partnership, the general partner of which is the Company or any subsidiary of the Company and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

SECTION 2. APPOINTMENT AND DUTIES OF THE MANAGER.

(a)          The Company hereby appoints the Manager to manage the assets of the Company subject to the further terms and conditions set forth in this Agreement, and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager except as contemplated in Section 14 of this Agreement.

(b)          The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company, at all times will be subject to the supervision of the Company’s Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. Except as otherwise set forth herein (including Section 3(d)), the Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, including, without limitation:

(i)          serving as the Company’s consultant with respect to the periodic review of the investment criteria and parameters for Investments, borrowings and operations;

(ii)          investigation, analysis, valuation and selection of investment opportunities;

(iii)        with respect to prospective Investments by the Company and dispositions of Investments, conducting negotiations with brokers, sellers and purchasers and their respective agents and representatives, investment bankers and owners of privately and publicly held companies;

(iv)        engaging and supervising, on behalf of the Company and at the Company’s expense, independent contractors that provide services relating to the Investments, including, but not limited to, investment banking, legal advisory, tax advisory, accounting advisory, securities brokerage, real estate advisory and brokerage, and other financial and consulting services as the Manager determines from time to time is advisable;

(v)          negotiating on behalf of the Company for the sale, exchange or other disposition of any Investments;

(vi)        coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(vii)       providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(viii)      administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(ix)        communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(x)         counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xi)        evaluating and recommending to the Board of Directors modifications to the hedging strategies in effect on the Effective Time and engaging in hedging activities on behalf of the Company;

(xii)       counseling the Company regarding the maintenance of its exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from the Investment Company Act;

(xiii)      assisting the Company in developing criteria that are specifically tailored to the Company’s investment objectives and making available to the Company its knowledge and experience with respect to its target assets;

(xiv)      representing and making recommendations to the Company in connection with the purchase and finance, and commitment to purchase and finance, of its target assets, and in connection with the sale and commitment to sell such assets;

(xv)       monitoring the operating performance of the Investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance, valuation and budgeted or projected operating results;

(xvi)      investing and re-investing any moneys and securities of the Company (including investing in short-term Investments pending investment in Investments, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company) and advising the Company as to its capital structure and capital raising;

(xvii)     causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and to conduct quarterly compliance reviews with respect thereto;

(xviii)    causing the Company to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xix)      assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents required under the Exchange Act;

(xx)       taking all necessary actions to enable the Company to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Code;

(xxi)      handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxii)     using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be reasonable or customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxiii)    performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxiv)    using commercially reasonable efforts to cause the Company to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company with respect to the Investments. Such services will include, but not be limited to, consulting with the Company on the purchase and sale of, and other investment opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company with respect to any services provided by third parties, which the Manager determines are material to the performance of the business.

(c)         The Manager may enter into agreements with other parties, including its affiliates (subject to Section 2(d) below), for the purpose of engaging one or more asset managers for and on behalf, and at the sole cost and expense, of the Company to provide operations management, asset management, personnel management, development and/or similar services to the Company (including, without limitation, Portfolio Management Services and Monitoring Services) with respect to the Investments, pursuant to management agreement(s) with terms that are then customary for agreements regarding the management or servicing of assets similar in type, quality and value to the assets of the Company; provided that any such agreements shall be subject to the Company’s prior written approval and the Manager shall remain liable for the performance of such Portfolio Management Services.

(d)         Transactions between the Manager and any affiliate (including, but not limited to, any amendments to this Agreement or any issuance by the Company of equity to existing stockholders as of the Effective Time that would change the relative equity ownership percentages among such existing stockholders) must be approved in advance by the majority of the Independent Directors and be determined by such Independent Directors to be in the best interests of the Company. If any affiliate transaction involving the acquisition of an asset from the Manager or an affiliate of the Manager is not approved in advance by a majority of the Independent Directors, then the Manager may be required to repurchase the asset at the purchase price (plus closing costs) to the Company.

(e)         The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or affiliates, provided that Manager has consulted with the Company and reasonably determined in good faith that such services cannot be provided by the Company’s existing internal resources. The Company shall pay or reimburse the Manager or its affiliates performing such services for the cost thereof; provided, that such costs and reimbursements are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(f)          As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company, prepare, or cause to be prepared, with respect to any Investment (i) reports and information on the Company’s operations and asset performance and (ii) other information reasonably requested by the Company.

(g)         The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(h)         The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, performance and compliance with policies approved by the Board of Directors.

(i)          Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional monies is proven by the Company to have been required as a direct result of the Manager’s acts or omissions that result in the right of the Company to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not be required to expend money in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company to be expended by the Manager hereunder.

(j)          In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts hired by the Manager.

SECTION 3. DEVOTION OF TIME; ADDITIONAL ACTIVITIES.

(a)         The Manager will be responsible for the compensation and benefits of the Chief Executive Officer and Chief Financial Officer of the Company during the Term (as defined below) (excluding, for the avoidance of doubt, any compensation or benefits granted by any Person other than the Manager prior to the Effective Time). During the Term, (i) any increase to the compensation and benefits of the Chief Executive Officer or Chief Financial Officer of the Company in effect as of the Effective Time shall either be approved by the Manager in its sole and absolute discretion or be paid for by the Company; (ii) the Chief Executive Officer of the Company will be a person acceptable to the Board of Directors in its good faith and reasonable discretion in light of its fiduciary duties under applicable law, it being understood that Michael Reed is deemed acceptable; (iii) the Company agrees that the Chief Executive Officer provided by the Manager under this Agreement will be nominated to the Board of Directors along with and on the same basis as the other Board of Director nominees (subject to the reasonable and good faith consent of the Board of Directors in light of its fiduciary duties under applicable law, it being understood that Michael Reed is deemed consented to hereunder);  and (iv) the Chief Executive Officer will be an employee of the Manager. After the Term, the Manager will, if the Board of Directors requests, take all action reasonably necessary to permit the Chief Executive Officer of the Company to become an employee of the Company.

(b)         Nothing herein shall prevent the Manager or any of its affiliates or any of the officers and employees of any of the foregoing from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in, or advisory service to others investing in, any type of media or media related investment, including investments that meet the principal investment objectives of the Company.

(c)         Managers, members, partners, officers, employees and agents of the Manager or affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

(d)         Notwithstanding anything to the contrary herein, other than the Chief Executive Officer and the Chief Financial Officer of the Company during the Term, all other senior executives of the Company shall be excluded from the scope of this Agreement and the services provided by the Manager hereunder, and such positions as they become available shall be filled solely with the approval of the Board of Directors and not at the discretion of the Manager. All compensation and benefits of such senior executives (other than the Chief Executive Officer and the Chief Financial Officer) shall be an expense of the Company or one of its Subsidiaries and shall be determined by the Board of Directors (or a duly constituted compensation committee thereof), and such compensation upon determination and award shall be notified to the Manager in writing.

SECTION 4. AGENCY.

The Manager shall act as agent of the Company in making, acquiring, financing and disposing of Investments, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of the Company’s securities or the Company’s representatives or properties.

SECTION 5. BANK ACCOUNTS.

At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

SECTION 6. RECORDS; CONFIDENTIALITY.

The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon 10 Business Days advance written notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information to nonaffiliated third parties except with the prior written consent of the Board of Directors.

SECTION 7. OBLIGATIONS OF MANAGER; RESTRICTIONS.

(a)         The Manager shall require each seller or transferor of Investment assets to the Company to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Investments.

(b)         The Manager shall refrain from any action that, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by such entity’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 11 of this Agreement.

(c)         The Manager shall not (i) consummate any transaction that would involve the acquisition by the Company of property in which the Manager or any affiliate thereof has an ownership interest or the sale by the Company of property to the Manager or any affiliate thereof, or (ii) under circumstances where the Manager is subject to an actual or potential conflict of interest because it manages both the Company and another Person (not an affiliate of the Company) with which the Company has a contractual relationship, take any action constituting the granting to such Person of a waiver, forbearance or other relief, or the enforcement against such Person of remedies, under or with respect to the applicable contract, unless such transaction or action, as the case may be and in each case, is approved by a majority of the Independent Directors.

(d)         The Manager shall at all times during the Term maintain a tangible net worth equal to or greater than $1,000,000. Additionally, during such period the Manager shall maintain “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company, in an amount that is comparable to that customarily maintained by other managers or servicers of similar assets.

SECTION 8. COMPENSATION.

(a)         During the Term, the Manager will receive an annual management fee (the “Management Fee”) equal to 1.50% of the Total Equity. The Management Fee shall be calculated and paid monthly in arrears based upon the weighted daily average of the Total Equity of the Company for such month. The term “Total Equity” for any period means the sum of (i) the equity value as of the Listing, plus (ii) the total net proceeds to the Company from any equity capital raised by the Company or any Subsidiary of the Company since the Listing (exclusive, with respect to any Subsidiary, of capital of such Subsidiary consisting of a capital contribution or other form of capital investment made by the Company or another Subsidiary of the Company), including capital effectively raised through the issuance of capital in a transaction (including, for the avoidance of doubt, mergers or acquisitions in which all or a portion of the consideration in such transaction consists of stock issued by the Company), plus (iii) the value of contributions made by partners other than the Company, from time to time, to the capital of any Subsidiary (reduced proportionately in the case of a Subsidiary to the extent that the Company owns, directly or indirectly, less than 100% of the equity interests in such Subsidiary), plus (iv) the equity value of any assets contributed to the Company prior to or after the Effective Time (to the extent not previously included) less (v) any capital dividends or capital distributions made by the Company to its stockholders or, without duplication, by any Subsidiary to its stockholders, partners or other equity holders.

(b)         The Manager shall compute each installment of the Management Fee within 15 days after the end of the calendar month with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Management Fee shown therein shall be due and payable no later than the earlier to occur of (i) the date that is 20 days after the end of the calendar month with respect to which such installment is payable and (ii) the date that is two Business Days after the date of delivery to the Board of Directors of such computations.

(c)         [Reserved]

(d)         The Board of Directors may, by written notice to the Manager delivered 10 days prior to the date on which any payment of the Incentive Compensation (as defined below) is payable, request that the Manager accept all or a portion of such payment in the form of issued Common Shares, which notice shall specify the amount of the payment of the Incentive Compensation, the amount thereof that the Company intends to pay in cash, if any, and the amount thereof that the Company intends to pay in the form of such Common Shares in the number of such shares as determined by the Board of Directors. Within five days following receipt of such notice, the Manager shall notify the Company in writing, such election to be made by the Manager in its sole discretion, whether it will accept such portion of such payment in the form of such shares and in such number of such shares.

(e)         In addition to the Management Fee otherwise payable hereunder, the Company shall pay the Manager on a quarterly basis annual incentive compensation (the “Incentive Compensation”) on a cumulative, but not compounding, basis, in an amount equal to the product of 17.5% of the dollar amount by which (i) the Adjusted Net Income (before such payment) of the Company exceeds (ii) (A) the weighted daily average Total Equity (plus cash capital raising costs) multiplied by (B) a simple interest rate of 10% per annum.

(f)          Promptly following, and in any event within two Business Days after, the Effective Time, as additional consideration for the execution and delivery of this Agreement by the Manager, the adequacy of which is hereby acknowledged, the Company shall issue to the Manager:

(i)          4,205,607 duly authorized, validly issued, fully paid and non-assessable Common Shares, free and clear of any liens or other encumbrances or any preemptive rights in respect thereto, having an aggregate value as of the date hereof equal to $45 million, it being understood that (A) the Manager shall be restricted from selling or disposing of such Common Shares during the Term, other than for transfers to affiliates of the Manager who agree to be bound, in a document reasonably acceptable to the Company, by the transfer restrictions set forth in this Section 8(f)(i); and (B) such restriction shall lapse and be null and void and of no further force or effect upon and in connection with (x) an Acceleration Event and (y) solely for the purpose of the Manager tendering Common Shares in connection with such tender offer, the commencement of a tender offer that is not subsequently rejected by the Board of Directors for Common Shares by a third party that is unaffiliated with the Manager that, if consummated, would constitute an Acceleration Event; and

(ii)         nonqualified stock options to purchase 3,163,264 Common Shares, with such stock options issued pursuant to the form of award agreement attached as Exhibit A to this Agreement, which award agreement is being executed and delivered by the applicable parties thereto on the date of this Agreement and effective as of the Effective Time.

(g)         In connection with the execution and delivery of this Agreement, the Company and the Manager hereby agree to promptly negotiate in good faith the terms of a Registration Rights Agreement with terms mutually agreeable to the Company and the Manager, including customary demand, piggyback and shelf registration rights and other customary terms (including, without limitation, an obligation of the Company to pay all reasonable expenses incident to the Company’s performance of or compliance with the Registration Rights Agreement (including the reasonable expenses of legal counsel to the Manager), except underwriting commissions/discounts) to cover the Common Shares to be issued hereunder, which Registration Rights Agreement will be effective as of the Effective Time.

SECTION 9. EXPENSES OF THE COMPANY.

(a)         The Company shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (collectively, the “Expenses”). Expenses include all costs and expenses that are expressly designated elsewhere in this Agreement as the Company’s, together with the following:

(i)          expenses in connection with the issuance and transaction costs incident to the acquisitions, disposition and financing of Investments;

(ii)         travel and other out-of-pocket expenses incurred by managers, officers, employees and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition, or asset management of an Investment;

(iii)        costs of legal, accounting, tax, auditing, administrative and other services rendered for the Company by providers retained by the Manager in accordance with the terms of this Agreement or, if provided by the Manager’s employees in accordance with the terms of this Agreement, in amounts that are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iv)        the compensation and expenses of the Independent Directors and the cost of liability insurance to indemnify the Company’s directors and officers;

(v)         compensation and expenses of the Company’s custodian and transfer agent, if any;

(vi)        costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Company (including commitment fees, legal fees, closing and other costs) or any securities offerings of the Company;

(vii)       costs associated with any computer software or hardware that is used solely for the Company;

(viii)      all other third party costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing, operating and disposing of Investments, including appraisal, reporting, audit and legal fees;

(ix)        all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Manager elects to carry for itself and its employees;

(x)         expenses relating to any office or office facilities maintained for the Company or Investments separate from the office or offices of the Manager;

(xi)        expenses connected with the payments of interest, dividends or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of the holders of securities of the Company or its Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

(xii)       third party expenses connected with communications to holders of securities of the Company or its Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, and costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the stockholders of the Company;

(xiii)      all other third party expenses actually incurred by the Manager in accordance with the terms of this Agreement that are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement; and

(b)         Without regard to the amount of compensation received under this Agreement by the Manager, the Manager shall bear the following expenses, except as expressly set forth otherwise herein: (i) wages and salaries of the Manager’s officers and employees; (ii) rent attributable to the space occupied by the Manager; and (iii) all other “overhead” expenses of the Manager.

SECTION 10. CALCULATIONS OF EXPENSES.

The Manager shall prepare a statement documenting the Expenses of the Company and the Expenses incurred by the Manager on behalf of the Company during each calendar month, and shall deliver such statement to the Company within 20 days after the end of each calendar month. Expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager on the first Business Day of the month immediately following the date of delivery of such statement.

SECTION 11. LIMITS OF MANAGER RESPONSIBILITY; INDEMNIFICATION.

(a)         The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its members, managers, officers and employees will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners for any acts or omissions by the Manager, its members, managers, officers or employees, pursuant to or in accordance with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement. The Company shall, to the full extent lawful, reimburse, indemnify and hold the Manager, its members, managers, officers and employees and each other Person, if any, controlling the Manager (each, an “Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.

(b)         The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company, its stockholders, directors, officers and employees and each other Person, if any, controlling the Company harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.

SECTION 12. NO JOINT VENTURE.

Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

SECTION 13. EFFECTIVE TIME; TERM.

(a)         This Agreement shall have no force or effect until such time as the Merger becomes effective in accordance with the Merger Agreement (such time, the “Effective Time”). Until the Effective Time, the Original A&R Management Agreement shall remain in full force and effect in accordance with its terms. At the Effective Time, this Agreement shall automatically amend and restate the Original A&R Management Agreement in its entirety without any further action required by the Company or the Manager. If the Effective Time does not occur for any reason, then this Agreement shall be null and void and shall have no force or effect and shall be disregarded by the parties hereto, and the Original A&R Management Agreement shall continue in full force and effect. The term of this Agreement (the “Term”) shall begin at the Effective Time and end at 11:59 p.m., Eastern time, on December 31, 2021, unless this Agreement is terminated before that time pursuant to Section 14(a) or Section 15 of this Agreement.

(b)         In the event that this Agreement is terminated in accordance with Section 15(b) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to the amount of the Management Fee earned by the Manager during the period consisting of the 12 full, consecutive calendar months immediately preceding such termination.

(c)         Section 3(a), Section 11, Section 13(b), this Section 13(c), Section 16 and Section 29 of this Agreement shall survive termination of this Agreement. In furtherance of the foregoing and for the avoidance of doubt, the obligation of the Company to pay the accrued and unpaid Incentive Compensation shall survive the expiration or earlier termination of this Agreement.

SECTION 14. ASSIGNMENT.

(a)         Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors; provided, however, that no such consent shall be required in the case of an assignment by the Manager to an entity whose day-to-day business and operations are managed and supervised by Mr. Wesley R. Edens (the “Principal”), provided, further, that such transaction is determined at the time not to be an “assignment” for purposes of Section 205 of the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated under such act and the interpretations thereof issued by the Securities and Exchange Commission. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to a successor to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b)         Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(b), 2(c) and 2(d) of this Agreement to any of its affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

SECTION 15. TERMINATION FOR CAUSE.

(a)         The Company may terminate this Agreement effective upon 60 days prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, if any act of fraud, misappropriation of funds, or embezzlement against the Company or other willful violation of this Agreement by the Manager in its corporate capacity (as distinguished from the acts of any employees of the Manager that are taken without the complicity of the Principal) under this Agreement or in the event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement.

(b)         The Manager may terminate this Agreement effective upon 60 days prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30 day period.

SECTION 16. ACTION UPON TERMINATION.

(a)          From and after the conclusion of the Term, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid (i) all compensation accruing prior to the conclusion of the Term and (ii) if applicable, the Termination Fee. The previous sentence will not limit any damages that may be awarded for a breach of this Agreement. Promptly after the Term, the Manager shall forthwith:

(i)          after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(ii)         deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary;

(iii)        deliver to the Board of Directors all property and documents (including books and records) of the Company or any Subsidiary then in the custody of the Manager; and

(iv)        if applicable, enter into an appropriate intellectual property assignment agreement with the Company or one of its Subsidiaries, in a form customary for circumstances of this nature and on terms mutually agreed by the Company and the Manager, which assignment agreement will provide for the use and ownership of intellectual property created or used by the parties during the Term in connection with the provision of services by the Manager to the Company hereunder and primarily related to the business of the Company and its Subsidiaries.

(b)         [Reserved]

SECTION 17. RELEASE OF MONEY OR OTHER PROPERTY UPON WRITTEN REQUEST.

The Manager agrees that any money or other property of the Company or Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 60 days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the first sentence of this Section 17. The Company and any Subsidiary shall indemnify the Manager and its members, managers, officers and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

SECTION 18. NOTICES.

Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and received upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) confirmation of receipt, if sent by email (but only if such confirmation is not automatically generated), (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:

New Media Investment Group Inc.
c/o FIG LLC
1345 Avenue of the Americas, 45th Floor
New York, NY 10105
Attention: Mr. Michael Reed

with copies to (such copies not to constitute notice):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
E-mail: dzoubek@cravath.com
Attn:	Damien Zoubek, Esq.

Wilson Sonsini Goodrich & Rosati
Professional Corporation
222 Delaware Avenue, Suite 800
Wilmington, DE 19801
E-mail: wchandler@wsgr.com
rgreecher@wsgr.com
Attn:	William B. Chandler III, Esq.
Ryan Greecher, Esq.

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
E-mail:	mkorman@wsgr.com
dschnell@wsgr.com
Attn:	Martin W. Korman, Esq.
Douglas K. Schnell, Esq.

(b)	If to the Manager:

FIG LLC
1345 Avenue of the Americas, 45th Floor
New York, NY 10105
Attention: Mr. Randal A. Nardone

with copies to (such copies not to constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Email:	eching@paulweiss.com
adeckelbaum@paulweiss.com
Attn:	Ellen Ching, Esq.
Ariel J. Deckelbaum, Esq.

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.

SECTION 19. BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

SECTION 20. ENTIRE AGREEMENT.

At the Effective Time, this Agreement shall be deemed to contain the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing.

SECTION 21. CONTROLLING LAW.

This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

SECTION 22. INDULGENCES, NOT WAIVERS.

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 23. TITLES NOT TO AFFECT INTERPRETATION.

The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

SECTION 24. EXECUTION IN COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 25. PROVISIONS SEPARABLE.

The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

SECTION 26. GENDER.

Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

SECTION 27. NON-CIRCUMVENTION.

The Company hereby covenants and agrees with the Manager that, as of and following the Effective Time, the Company, its Subsidiaries and their controlled affiliates will not take, directly or indirectly, any action or otherwise fail to take any action, in each case that would be inconsistent with the terms and conditions of this Agreement, including any action or omission with the intent to avoid or reduce the payments and other obligations owed to the Manager hereunder.

SECTION 28. SPECIFIC PERFORMANCE.

The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed, or were threatened not to be performed, in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative). Any requirements for the securing or posting of any bond in connection with or as a condition to obtaining any such remedy are waived. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any person at law or in equity.

SECTION 29. REPRESENTATIONS AND WARRANTIES.

(a)          The Company hereby represents and warrants to the Manager as follows:

(i)          The Company has the power and authority to execute and deliver this Agreement and each other ancillary agreement contemplated hereby to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations under this Agreement and each other ancillary agreement hereto to which it is a party. This Agreement, each other ancillary agreement hereto to which the Company is a party, and the execution, delivery and performance thereof have been duly authorized by all necessary action on the part of the Company. This Agreement and the other ancillary agreements hereto have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

(ii)         The execution and delivery of this Agreement, the other ancillary agreements hereto, and the performance by the Company of the transactions contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (1) does not require the consent of any person; (2) will not conflict with, result in a breach or violation of, or constitute a default under any applicable order of any governmental entity applicable to the Company; (3) result in the creation or imposition of any material lien on any assets of the Company; or (4) will not give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Company pursuant to any material contract to which the Company is party or by which any of its assets are bound.

(iii)        There are no pending, or to the knowledge of the Company, threatened actions before or by any governmental authority against the Company or any of its Subsidiaries that would reasonably be expected to adversely affect or restrict the ability of the Company to enter into and perform its obligations under this Agreement or any ancillary agreement hereto to which it is a party.

(iv)        All Common Shares issued by the Company to the Manager hereunder will be duly authorized, validly issued, non-assessable, and free of preemptive rights, will be issued in compliance with all applicable laws and free of any lien or other encumbrance, other than transfer restrictions under applicable securities laws or under this Agreement.

(b)         The Manager hereby represents and warrants to the Company as follows:

(i)          The Manager has the power and authority to execute and deliver this Agreement and each other ancillary agreement contemplated hereby to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations under this Agreement and each other ancillary agreement hereto to which it is a party. This Agreement, each other ancillary agreement hereto to which the Manager is a party, and the execution, delivery and performance thereof have been duly authorized by all necessary action on the part of the Manager. This Agreement and the other ancillary agreements hereto have been duly executed and delivered by the Manager and constitute the legal, valid and binding obligations of the Manager, enforceable against the Manager in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

(ii)         The execution and delivery of this Agreement, the other ancillary agreements hereto, and the performance by the Manager of the transactions contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (1) does not require the consent of any person; (2) will not conflict with, result in a breach or violation of, or constitute a default under any applicable order of any governmental entity applicable to the Manager; (3) result in the creation or imposition of any material lien on any assets of the Manager; or (4) will not give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Manager pursuant to any material contract to which the Manager is party or by which any of its assets are bound.

(iii)        There are no pending, or to the knowledge of the Manager, threatened actions before or by any governmental authority against the Manager that would reasonably be expected to adversely affect or restrict the ability of the Manager to enter into and perform its obligations under this Agreement or any ancillary agreement hereto to which it is a party.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

NEW MEDIA INVESTMENT GROUP INC.,
a Delaware corporation

By:	/s/ Michael E. Reed
Name: Michael E. Reed
Title: Chief Executive Officer

MANAGER:

FIG LLC,
a Delaware limited liability company

By:	/s/ Daniel Bass
Name: Daniel Bass
Title: Chief Financial Officer

[Amended and Restated Management Agreement between the Company and the Manager]

Exhibit A - Form of Award Agreement

[Attached]

NEW MEDIA INVESTMENT GROUP INC.
NONQUALIFIED STOCK OPTION AND INCENTIVE AWARD PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

This NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), by and between NEW MEDIA INVESTMENT GROUP INC., a Delaware corporation (the “Company”), and FORTRESS OPERATING ENTITY I LP, a Delaware limited partnership and an affiliate of the Manager of the Company (the “Optionee”), shall be effective from and after the Effective Time (as such term is defined in the Amended and Restated Management and Advisory Agreement entered into on August 5, 2019 by the Company and FIG LLC (the “Manager”), as amended from time to time, the “Management Agreement”).

Pursuant to the New Media Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan (as amended from time to time, the “Plan”), the Optionee is hereby granted, on the terms and conditions set forth herein (and subject to the terms and provisions of the Plan), a nonqualified stock option (an “Option”) to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). It is intended that the Option constitute a “nonqualified stock option” and not an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Any capitalized terms not defined herein shall have the meaning set forth in the Plan.

TERMS AND CONDITIONS OF THE OPTION

1. NUMBER OF SHARES AND OPTION PRICE.  The Option entitles the Optionee to purchase 3,163,264 shares of Common Stock (the “Option Shares”) at a per share exercise price of $15.50 (the “Option Price”), subject to adjustment as set forth in the Plan.

2.  TERM OF OPTION.  This Agreement and the terms of the Option hereunder shall commence at the Effective Time and, unless previously terminated pursuant to this Agreement, the Option shall terminate upon the expiration of ten (10) years from the Effective Time. Upon the termination of the Option, all rights of the Optionee hereunder with respect to the Option shall cease.

3.  CONDITIONS OF EXERCISE.  Subject to the provisions of the Plan and this Agreement, the Option shall be fully vested at all times, and shall become exercisable as to all of the Option Shares from and after the Exercise Date.  The “Exercise Date” shall be the earlier of (a) the first trading day immediately following the first 20 consecutive trading day period in which the closing price of the Common Stock (on its principal U.S. national securities exchange) was at or above $20 per share (subject to adjustment in the same manner as the Option Price as set forth in the Plan) and (b) the date on which the Common Stock is not publicly traded on a U.S. national securities exchange; provided, however, that the Board (acting through the Independent Directors (as defined in the Management Agreement)) may at any time and by written notice to the Optionee waive the “Exercise Date” conditions and accelerate the “Exercise Date”.

4.  EXERCISE OF OPTION.  The Option shall be exercised in full or in part in the following manner from and after the occurrence, or waiver by the Board, of the Exercise Date: the Optionee (or any subsequent party or parties having the right to exercise the Option) shall deliver to the Company written notice, in the form attached hereto, specifying the number of Option Shares to be purchased, together with payment of the aggregate Option Price of the Option Shares with respect to which the Option is being exercised by means of one of the following payment methods: (a) payment of cash in an amount equal to the aggregate Option Price, (b) delivery to the Company of a number of shares of Common Stock having a Fair Market Value on the date of surrender equal to the aggregate Option Price, (c) payment or delivery of any combination of cash or shares of Common Stock, the sum of which equals the aggregate Option Price or (d) by electing to have the Company withhold from the delivery of the Option Shares otherwise issuable in connection with the exercise of the Option the number of Option Shares having a Fair Market Value on the date of exercise equal to the aggregate Option Price. The Option Shares purchased shall thereupon be promptly delivered. In addition, the Optionee (or such other party) shall be entitled to exercise the Option in any other manner permitted under the Plan and approved by the Committee. The Optionee will not be deemed to be a holder of any Option Shares until the date of the issuance of a stock certificate (or notation in book entry) to it for such shares and until such shares are paid for in full.

5.  DISPOSITION OF OPTION SHARES.  Subject to the terms of this Agreement and the Plan, the Option and the Common Stock acquired in connection with the exercise of the Option shall be freely transferable by the Optionee, to the extent not prohibited by applicable laws.

6.  CHANGE IN CONTROL PROVISIONS.  Notwithstanding anything herein to the contrary, the Option shall become immediately and fully vested and exercisable upon a Change in Control in accordance with the provisions of the Plan or an Acceleration Event (as defined in the Management Agreement).  For purposes of this award, a Change in Control shall be deemed to have occurred upon the occurrence of one or more of the events set forth in the Plan.

7.  NOTICES.  Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Optionee at: FIG LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: General Counsel, or such other address as the Optionee may designate in writing to the Company, or to the Company at: 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Michael Reed (or his designee), at the Company’s address or such other address as the Company may designate in writing to the Optionee.

8.  FAILURE TO ENFORCE NOT A WAIVER.  The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.  GOVERNING LAW.  This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

10.  INCORPORATION OF PLAN.  The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Agreement are subject to all of the terms and conditions of the Plan.

11.  AMENDMENTS.  This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto following approval by the Board (acting through the Independent Directors).

12.  RIGHTS AS A STOCKHOLDER.  Neither the Optionee nor any successor in interest shall have rights as a stockholder of the Company with respect to any of the Option Shares until the date of issuance of a stock certificate for such Option Shares.

13.  AUTHORITY OF THE COMMITTEE.  The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of August 5, 2019, effective as of the Effective Time.

NEW MEDIA INVESTMENT GROUP INC.

Name:
Title:

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement and to all the terms and provisions of the Plan herein incorporated by reference.

FORTRESS OPERATING ENTITY I LP

By its General Partner, FIG Corp.

Name:
Title:

NEW MEDIA INVESTMENT GROUP INC. STOCK OPTION AGREEMENT

FORM OF NOTICE OF EXERCISE OF OPTION

___________, 20__

New Media Investment Group Inc.
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
Attention:  [NAME]

Ladies and Gentlemen:

Fortress Operating Entity I LP (the “Optionee”), was granted an Option by New Media Investment Group Inc. (the “Company”) under the New Media Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan (the “Plan”) and a Nonqualified Stock Option Agreement, between the Optionee and the Company, dated as of August 5, 2019, and effective as of [EFFECTIVE TIME] (the “Agreement”). This letter is to notify you that the Optionee wishes to purchase Option Shares under the Agreement as set forth below.  Any capitalized terms not defined herein shall have the meaning set forth in the Plan.

1.  The Optionee wishes to purchase Option Shares at the exercise price of $____ per share for a total cost of $____, which Option is not encumbered to a Tandem Option. The Optionee warrants and represents that such Award Shares are not encumbered to a Tandem Award.

2.  The Optionee is paying for these Option Shares as follows:

_____  By enclosing cash and/or a certified or cashier’s check payable to the Company in the amount of $_________ (the “Aggregate Option Price”).

_____  By enclosing a stock certificate duly endorsed for transfer or accompanied by an appropriately executed stock power in favor of the Company, or taking appropriate action to transfer such shares held in book entry, representing a number of shares of Common Stock with a Fair Market Value on the date of surrender equal to the Aggregate Option Price.

_____  By enclosing (i) cash and/or a certified or cashier’s check payable to the Company in the amount of $_________ (the “Partial Payment”) and (ii) a stock certificate duly endorsed for transfer or accompanied by an appropriately executed stock power in favor of the Company, or taking appropriate action to transfer such shares held in book entry, representing a number of shares of Common Stock with a Fair Market Value on the date of surrender equal to the Aggregate Option Price less the Partial Payment.

_____  By electing to have the Company withhold a number of shares of Common Stock from the delivery of the Option Shares otherwise issuable in connection with the exercise of the Option with a Fair Market Value as of the date of exercise equal to the Aggregate Option Price.

3.  In exercising its Option, the Optionee hereby warrants and represents to the Company that the Optionee acknowledges that the Company has no obligation to issue a certificate (or notation in book entry) evidencing any Option Shares purchasable by the Optionee until the Aggregate Option Price is fully paid as set forth in the Agreement.

Name:
Title: